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                                                  ------------------------------
                      UNITED STATES                        OMB APPROVAL
           SECURITIES AND EXCHANGE COMMISSION     ------------------------------
                                                  OMB Number: 3235-0145
                 Washington, D.C. 20549           Expires: October 31, 2002
                                                  Estimated average burden
                                                  hours per response...14.9
                                                  -----------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 4 )1


                             Act Manufacturing, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   000973-10-7
           ---------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)







Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
    [ ] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [X] Rule 13d-1(d)

--------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       1

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---------------------                                         -----------------
CUSIP No. 000973-10-7                   13G                   Page 2 of 6 Pages
---------------------                                         ------------------

-------------------------------------------------------------------------------
  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     John A. Pino
     S.S.# ###-##-####

-------------------------------------------------------------------------------
  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]

                                                                 (b) [ ]

-------------------------------------------------------------------------------
  3. SEC USE ONLY

-------------------------------------------------------------------------------

  4. CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

-------------------------------------------------------------------------------

                           5. SOLE VOTING POWER
       NUMBER OF
         SHARES               4,395,606
      BENEFICIALLY
       OWNED BY           -----------------------------------------------------
          EACH
       REPORTING           6. SHARED VOTING POWER
         PERSON
          WITH                324,366

                          -----------------------------------------------------

                           7. SOLE DISPOSITIVE POWER

                              4,395,606

                          -----------------------------------------------------

                           8. SHARED DISPOSITIVE POWER

                              324,366

-------------------------------------------------------------------------------

  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,719,972

-------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.6%

-------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON *

    IN

-------------------------------------------------------------------------------


                                       2

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---------------------                                         -----------------
CUSIP No. 000973-10-7                    13G                  Page 3 of 6 Pages
---------------------                                         -----------------

Item 1. (a) Name of Issuer
            Act Manufacturing, Inc.

        (b) Address of Issuer's Principal Executive Offices
            2 Cabot Road, Hudson, Massachusetts 01749



Item 2. (a) Name of Person Filing:
            John A. Pino

        (b) Address of Principal Business Office or, if none, Residence:
            The address of the principal business office of Mr. Pino is:
            ACT Manufacturing, Inc., 2 Cabot Road, Hudson, Massachusetts 01749

        (c) Citizenship:
            United States of America

        (d) Title of Class of Securities:
            Common Stock, $.01 par value

        (e) CUSIP Number:

            000973-10-7

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rules 13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Exchange
                Act;

        (b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act;

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act;

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;

        (e) [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] parent holding company or control person in accordance with Rule13d-1(b)(1)(ii)(G);

        (h) [ ] savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                       3

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---------------------                                         -----------------
CUSIP No. 000973-10-7                    13G                  Page 4 of 6 Pages
---------------------                                         -----------------

                None of the above.

Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

            As of December 31, 2001 Mr. Pino beneficially owned an aggregate of 4,719,972 shares of Common Stock. Of this total 4,395,606 shares are held by Mr. Pino personally and 324,366 shares are held by Mr. Pino as co-trustee of the 1998 John A. Pino Grantor Retained Annuity Trust dated June 15, 1998.

        (b) Percent of class: 27.6%.

            The foregoing percentage is calculated based on 17,080,857 shares of Common Stock reported by the Issuer to be outstanding as of November 8, 2001 in its report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

        (c) Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote: 4,395,606
                 -----------------------------------------

           (ii)  Shared power to vote or to direct the vote: 324,366
                 -------------------------------------------

           (iii) Sole power to dispose or to direct the disposition of:
                 -----------------------------------------------------
                 4,395,606

           (iv)  Shared power to dispose or to direct the disposition of:
                 -------------------------------------------------------
                 324,366

Item 5. Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not applicable.


                                       4

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---------------------                                         -----------------
CUSIP No. 000973-10-7                    13G                  Page 5 of 6 Pages
---------------------                                         -----------------

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.



                                       5

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---------------------                                         -----------------
CUSIP No. 000973-10-7                    13G                  Page 6 of 6 Pages
---------------------                                         -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 2002
                              --------------------------------------
                                              (Date)

                                        /s/ John A. Pino
                              ---------------------------------------
                                           (Signature)

                                          John A. Pino
                              ----------------------------------------------
                                          (Name/Title)









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